EXHIBIT 99.1

For Immediate Release

The Jones Group Inc.

Investors:
John T. McClain, CFO
(212) 703-9189

Media:
Joele Frank and Annabelle Rinehart
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

The Jones Group Enhances Board of Directors with Election of Three Directors -
John D. Demsey, Jeffrey D. Nuechterlein and Ann Marie C. Wilkins

NEW YORK- July 13, 2011 - The Jones Group Inc. ("Jones" or the "Company") (NYSE: JNY) today announced the election of John D. Demsey, Jeffrey D. Nuechterlein and Ann Marie C. Wilkins to its Board of Directors, effective immediately. With the addition of these three new Directors, Jones' Board of Directors has expanded to eleven members, eight of whom are independent. As new members of Jones' annually elected Board of Directors, Demsey, Nuechterlein and Wilkins will stand for re-election at next year's annual meeting of stockholders.

Sidney Kimmel, The Jones Group Founder and Chairman of the Board of Directors, said: "We are delighted that these three thought leaders have agreed to bring their expertise to our Board. Their diverse backgrounds and combined expertise are ideal complements to our existing Directors' proven capabilities. We look forward to benefiting from the new perspectives and knowledge they will bring to the Company."

Wesley R. Card, The Jones Group Chief Executive Officer, said: "We are pleased to welcome John, Jeffrey and Ann Marie to our Board of Directors. They each have had highly distinguished careers and will bring valuable financial, strategic and marketing insight to our Board. We look forward to benefiting from our new Directors' contributions as we expand our international presence, develop and build our brands and continue to position Jones for future growth and success."

Effective immediately, Mr. Demsey will serve on the Compensation Committee of the Board of Directors; Mr. Nuechterlein will serve on the Audit Committee of the Board of Directors; and Ms. Wilkins will serve on the Nominating/Corporate Governance Committee of the Board of Directors.

John D. Demsey
Mr. Demsey, 55, has been Group President of The Estée Lauder Companies Inc. since July 2006. In this role, he oversees the following brands - Estée Lauder, M.A.C Cosmetics, Tom Ford Beauty, Prescriptives, Bobbi Brown, Jo Malone, La Mer and Smashbox Cosmetics. He had previously served as Global Brand President of Estée Lauder and M.A.C from 2005 to 2006 and as President and Managing Director of M.A.C from 1998 to 2005. From 1991 to 1998, Mr. Demsey held several positions with Estée Lauder, including Senior Vice President of Sales and Education for Estée Lauder USA and Canada. Prior to joining Estée Lauder, Mr. Demsey was Vice President of Sales with the Specialty Division of Revlon, Inc. from 1988 to 1991. He previously held various positions with Benetton Group Spa, Saks Fifth Avenue Inc., Bloomingdale's Inc. and Macy's, Inc. Mr. Demsey serves as Chairman of the M.A.C AIDS Fund. Mr. Demsey is a graduate of Stanford University and holds an M.B.A. from Leonard N. Stern School of Business at New York University.

Jeffrey D. Nuechterlein
Mr. Nuechterlein, 53, founded Isis Capital LLC, a venture capital and hedge fund in Alexandria, Virginia, in 2000 and has been its Managing Partner since its formation. From 1997 until 2000, he served as Managing Director and Chief Investment Officer, Pension Fund Investments, at National Gypsum Company. Prior to joining National Gypsum Company, Mr. Nuechterlein was Senior Counsel to the U.S. Trade Representative from 1995 until 1996. He had previously practiced law with Dewey Ballantine, LLP from 1992 until 1995, served as Special Assistant for Policy to the Governor of Virginia from 1990 to 1991, and served as Counsel to the U.S. Senate's Judiciary Subcommittee on Technology from 1989 until 1990. Mr. Nuechterlein serves on the Board of Trustees of Chesapeake Lodging Trust, where he is a member of the Nominating and Corporate Governance Committee. He also serves on the Boards of Trustees of The College Foundation at the University of Virginia, The Potomac School in McLean, Virginia and the Classical American Homes Preservation Trust in New York, and is a member of the Council on Foreign Relations in New York. Mr. Nuechterlein received his B.A. and J.D. from the University of Virginia, and his M.A. and D. Phil. from Oxford University.

Ann Marie C. Wilkins
Ms. Wilkins, 58, founded Wilkins Management, Inc., an entertainment management company in Cambridge, Massachusetts, in 1986 and has served as its Chief Executive Officer and President since its formation. In 2001, Ms. Wilkins co-founded Marsalis Music, an independent jazz record company, for which she has served as a senior adviser and director since its founding. Prior to founding Wilkins Management, Ms. Wilkins was employed as an attorney with Arnold & Porter and as an accountant with KPMG LLP. Ms. Wilkins serves as Chairman of the Board of New Orleans Habitat Musicians' Village, Inc. and also serves on the Board of Trustees of the Berklee College of Music, the Board of Overseers of The Cambridge Community Foundation and the Board of Directors of Music Education Initiative, Inc. Ms. Wilkins received both her B.Sc. and M.B.A. degrees from Cornell University, and she earned a J.D. from Harvard Law School.

About The Jones Group Inc.
The Jones Group Inc. (www.jonesgroupinc.com) is a leading global designer, marketer and wholesaler of over 35 brands with best-in-class product expertise across five divisions: apparel, footwear, jeanswear, jewelry and handbags. The Jones Group has a reputation for innovation, excellence in product quality and value, operational execution and talent. The Company also markets directly to consumers through branded specialty retail and outlet stores and through its e-commerce sites.

The Company's internationally recognized brands and licensing agreements (L) include: Nine West, Jones New York, Anne Klein, Kurt Geiger, Rachel Roy (L), Robert Rodriguez, Robbi & Nikki, Stuart Weitzman, B Brian Atwood (L), KG by Kurt Geiger, Boutique 9, Easy Spirit, Carvela, Gloria Vanderbilt, l.e.i., Bandolino, Enzo Angiolini, Nine & Co., GLO, Joan & David, Miss KG, Jones Wear, Andrew Marc/Marc Moto (L), Kasper, Energie, Evan-Picone, Le Suit, Mootsies Tootsies, Grane, Erika, Napier, Jessica Simpson (L), Dockers (L), Sam & Libby, Givenchy (L), Judith Jack, Albert Nipon and Pappagallo.

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